February 13, 2020	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Fourth-Quarter and Full-Year 2019 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the most sustainable, diversified global packaging companies, today reported financial results for its fourth quarter and full year, both ending December 31, 2019.
Fourth-Quarter and Full-Year Highlights
•Fourth-quarter 2019 GAAP earnings per diluted share were $0.44, compared with $0.77 in 2018.
•2019 fourth-quarter results include net after-tax charges of $0.31 per diluted share, primarily related to asset impairments, restructuring actions, non-operating pension costs and acquisition-related expenses. Prior-year results included net after-tax charges of $0.07 per diluted share mostly due to restructuring expenses, acquisition costs and other one-time items which were partially offset by a gain related to the impact of the 2017 U.S. Tax Cuts and Jobs Act.
•Full-year 2019 GAAP earnings per diluted share were $2.88, compared to $3.10 in 2018. Sonoco previously provided fourth-quarter and full-year 2019 GAAP earnings guidance of $0.43 to $0.45 and $2.87 to $2.89 per diluted share, respectively.
•Base net income attributable to Sonoco (base earnings) for the quarter was $0.75 per diluted share, compared with $0.84 in 2018. Full-year 2019 base earnings per diluted share were $3.53, compared to $3.37 in 2018. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided fourth-quarter and full-year 2019 base earnings guidance of $0.74 to $0.76 and $3.52 to $3.54 per diluted share, respectively.
•Fourth-quarter 2019 net sales were $1.31 billion, down from $1.36 billion in 2018. Full-year 2019 net sales were $5.37 billion, compared to $5.39 billion in 2018.
•Full-year cash flow from operations was $425.9 million for 2019, compared with $589.9 million in 2018. Free cash flow was $74.3 million, compared with $260.2 million in 2018. 2019 cash flow results included a voluntary contribution into the Company's U.S. defined benefit pension plan of approximately $165 million, after taxes. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
•On December 31, 2019, Sonoco purchased Thermoformed Engineered Quality LLC, and Plastique Holdings, LTD, (together TEQ), a global manufacturer of thermoformed packaging serving healthcare, medical device and consumer markets, from ESCO Technologies, Inc. (NYSE: ESE) for $187 million in cash.
First-Quarter and Full-Year 2020 Guidance
•Base earnings for the first quarter of 2020 are estimated to be in the range of $0.83 to $0.89 per diluted share, compared to $0.85 per diluted share in the first quarter of 2019.
•Full-year 2020 base earnings are expected to be $3.60 to $3.70 per diluted share, an adjustment from the Company's previously communicated 2020 guidance of $3.65 to $3.75.
•Full-year 2020 cash flow from operations and free cash flow guidance remain unchanged and are expected to be between $625 million to $645 million and $250 million to $270 million, respectively.
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Note: First-quarter and full-year 2020 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs, asset impairment charges, acquisition-related costs, certain income tax related events and other items. These items could have a significant impact on the Company's future GAAP financial results.

CEO Comments
Commenting on the Company’s full-year and fourth-quarter results, Sonoco President and Chief Executive Officer Howard Coker said, "We were extremely pleased how the Sonoco team managed our diverse industrial- and consumer-related businesses through challenging market conditions to achieve solid results in 2019. In addition, we continued to improve our portfolio with the acquisition of Corenso Holdings North America, which strengthened our domestic paperboard operations, and we expanded our offerings into the growing healthcare market with the year-end addition of TEQ. Finally, we launched our EnviroSenseTM portfolio of sustainable packaging solutions that will help our customers further reduce the environmental impact of packaging.

"While we achieved slightly better than the mid-point of our base earnings guidance in the fourth quarter, our bottom-line results faced a difficult comparison to last year due primarily to a lower effective tax rate and hurricane-related business interruption insurance proceeds. Overall, earnings in the fourth quarter of 2019 benefited from solid productivity improvements and acquisitions, which were more than offset by lower volume/mix, a negative price/cost relationship, the negative impact of foreign exchange and reduced income from equity in affiliates.

"Our Consumer Packaging segment's operating profit improved 6.6 percent as strong earnings in paperboard containers and improved results in flexible packaging were partially offset by weak results in rigid plastics. The segment benefited from a positive price/cost relationship and productivity improvements, which were partially offset by lower volume/mix and higher operating costs. Our Paper and Industrial Converted Products segment experienced a 10.5 percent decline in operating profit over the prior year's quarter as strong improvements in productivity and earnings from the Corenso acquisition were more than offset by a negative price/cost relationship, lower volume/mix and the impact of the prior year's business interruption insurance proceeds."

"Operating profit in our Protective Solutions segment improved as strong temperature-assured packaging volume along with segment-wide productivity improvements were partially offset by weak molded foam and fiber packaging results. Finally, our Display and Packaging segment saw a decline in operating profit in the quarter as continued solid results in international contract packaging and domestic display and packaging activity were more than offset by a decline in retail security volume/mix."

Fourth-Quarter Review
Net sales for the fourth quarter were $1.3 billion, a decline of $46.8 million, or 3.4 percent, from last year’s quarter. Sales declined due to lower volumes in each segment along with lower selling prices in our Paper and Industrial Converted Products Segment and the negative impact of foreign exchange, which was only partially offset by sales added by the Corenso acquisition.

GAAP net income attributable to Sonoco in the fourth quarter was $44.9 million, or $0.44 per diluted share, a decrease of $32.8 million, compared with $77.7 million, or $0.77 per diluted share, in 2018. Base earnings in the fourth quarter were $76.4 million, or $0.75 per diluted share, a decrease of $8.9 million, compared with $85.3 million, or $0.84 per diluted share, in 2018. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, non-operating pension costs, certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Fourth-quarter GAAP earnings include after-tax charges of $31.5 million, or $0.31 per diluted share, due primarily to asset impairments, restructuring actions, non-operating pension costs and acquisition expenses. In the fourth quarter of 2018, GAAP earnings included charges totaling $7.6 million or $0.07 per diluted share, after tax, related
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to restructuring activities, acquisitions and other items which were partially offset by non-base gains related to the 2017 U.S. Tax Cuts and Jobs Act.

Gross profits were $246.9 million in the fourth quarter, a decline of $7.4 million or 2.9 percent, compared with $254.3 million in the same period in 2018. Gross profit as a percentage of sales was essentially flat at 18.9 percent. Fourth-quarter GAAP selling, general and administrative expenses decreased $13.1 million from the prior year to $135.8 million. This decrease was largely driven by lower acquisition related costs in 2019 as well as cost controls implemented this year.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Fourth-quarter 2019 sales for the segment were $559.6 million, compared with $573.9 million in 2018. Segment operating profit was $46.6 million in the fourth quarter, compared with $43.7 million in the same quarter of 2018.

Segment sales decreased 2.5 percent compared to the prior-year quarter as lower volume/mix, the closing of a forming films line and the negative impact of foreign exchange more than offset higher selling prices. Segment operating profit improved 6.6 percent compared to the prior-year quarter as a positive price/cost relationship and productivity improvements, particularly in flexible packaging, more than offset lower volume/mix primarily in North America paperboard containers. Rigid plastics results continued to be weak due to shop floor inefficiencies in certain locations which drove higher per-unit operation costs. The Company is taking various actions to address these operational challenges and is optimistic that it will be able to improve the operating unit’s performance in 2020. Overall, segment operating margin increased by 71 basis points to 8.3 percent.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Fourth-quarter 2019 sales for this segment were $136.7 million, compared with $141.2 million in 2018. The segment reported an operating profit of $6.5 million in the current quarter, compared with an operating profit of $8.4 million in the prior year.

Sales declined 3.2 percent compared to last year’s quarter as lower retail security volume more than offset higher selling prices. Segment operating profit declined $2.0 million as lower retail security volume/mix negatively impacted productivity. Segment operating margin decreased to 4.7 percent from 6.0 percent in the prior year period.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes, cores and cones; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

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Fourth-quarter 2019 sales for the segment were $491.5 million, down from $512.4 million in 2018. Segment operating profit was $50.0 million in the fourth quarter, compared with $55.9 million in 2018.

Segment sales declined 4.1 percent during the quarter as lower selling prices particularly in global paperboard, corrugating and recycling operations due to lower raw material costs along with lower volume/mix and the negative impact of foreign exchange were only partially offset by sales from the Corenso acquisition. Segment operating profit declined 10.5 percent over the prior year's quarter as strong productivity improvements and earnings from the Corenso acquisition were more than offset by a negative price/cost relationship, lower volume/mix, particularly in domestic paperboard and corrugating, along with the impact of prior year's business interruption insurance proceeds related to damage from Hurricane Florence. Segment operating margin declined 73 basis points to 10.2 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Fourth-quarter 2019 sales were $121.0 million, down 5.5 percent from 2018. Operating profit was $10.9 million, compared with $8.2 million in the fourth quarter of 2018.

This segment’s sales declined 5.5 percent from the prior-year's quarter due primarily to lower volume/mix. Volume/mix growth in temperature-assured packaging was more than offset by lower sales in automotive components as well as consumer-molded and fiber-based protective packaging. Segment operating profit improved 34.0 percent due primarily to productivity improvements. Segment operating margin was 9.0 percent for the quarter, up from 6.4 percent in the prior year.

Corporate/Tax
Net interest expense for the fourth quarter of 2019 increased to $15.5 million, compared with $15.2 million during the same period in 2018, primarily due to increased borrowings, partially offset by lower interest rates. The 2019 fourth-quarter effective tax rates on GAAP and base earnings were 26.6 percent and 23.2 percent, respectively, compared with 3.9 percent and 17.9 percent, respectively, in the prior year’s quarter. The year-over-year increase in both GAAP and base effective tax rates was driven by absence of the 2018 adjustments for changes in the projected tax impact of the U.S. Tax Cuts and Jobs Act (Tax Act), primarily the global intangible low-taxed income tax. The year-over-year increase in the GAAP tax rate for the fourth-quarter of 2019 is driven by the absence of the 2018 release of a valuation allowance on foreign tax credits of $16.1 million.

2019 Full-Year Results
2019 net sales were $5.37 billion, a decline of $16.7 million, compared with $5.39 billion in 2018. Sales were down 0.3 percent for the year as acquisitions and higher selling prices were offset by negative volume/mix, the negative impact of foreign exchange and the absence of sales related to the contract packaging operation that Sonoco exited in September 2018.

GAAP net income attributable to Sonoco for 2019 was $291.8 million or $2.88 per diluted share, compared with $313.6 million or $3.10 per diluted share in 2018. GAAP earnings in 2019 included after-tax charges totaling $65.4 million, or $0.65 per diluted share, largely related to restructuring and asset impairment charges, acquisition costs and non-operating pension costs all of which were partially offset by a gain related to the release of an environmental reserve. GAAP earnings in 2018 included $0.27 per diluted share primarily from the positive impact of the Tax Act, which was more than offset by restructuring expenses, acquisition costs and other one-time items.

Base earnings in 2019 were $357.2 million, or $3.53 per diluted share, compared with $340.6 million, or $3.37 per diluted share, in 2018, a 4.9 percent and 4.7 percent increase, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) 2019 gross profit was a record $1,057.8 million, compared with $1,041.0 million in 2018. Gross profit as a percentage of sales in 2019 was 19.7 percent, compared with 19.3 percent in 2018. GAAP selling, general and administrative expenses declined $32.4 million driven by a gain related to the reversal of an environmental reserve and significant focus across the Company on lowering controllable costs which were partially offset by the addition of expenses from acquisitions.

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2019 Cash Flow and Free Cash Flow
For 2019, cash generated from operations was $425.9 million compared with $589.9 million in 2018, a decrease of $164.0 million. The primary driver of the lower operating cash flow was an approximately $165 million after-tax voluntary contribution to the Company's U.S. defined benefit pension plan.

Net capital expenditures and cash dividends were $181.3 million and $170.3 million, respectively, during 2019, compared with $168.3 million and $161.4 million, respectively, in 2018.

Free cash flow for 2019 was $74.3 million, compared with $260.2 million in the prior year, reflecting the decrease in cash flow from operations discussed above as well as the higher amount of net capital expenditures and cash dividends in the current year. Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

As of December 31, 2019, total debt was approximately $1.68 billion, compared with $1.39 billion as of December 31, 2018. The increase in total debt was due primarily to financing of the acquisitions of Corenso and TEQ, and funding a $200 million voluntary contribution to the Company's U.S. defined benefit pension plan. At the end of 2019, the Company had a total-debt-to-total-capital ratio of 48.1 percent, compared with 43.9 percent at December 31, 2018. Cash and cash equivalents were $145.3 million as of December 31, 2019, compared with $120.4 million at December 31, 2018.

First Quarter and Full-Year 2020 Outlook
Sonoco expects first-quarter 2020 base earnings to be in the range of $0.83 to $0.89 per diluted share, compared to $0.85 per diluted share in the first quarter of 2019. The Company's full-year 2020 base earnings guidance has been adjusted to $3.60 to $3.70 per diluted share, from the Company's previously communicated guidance of $3.65 to $3.75 per diluted share. This guidance adjustment reflects the current expected impact from the Coronavirus outbreak in China to the Company's operations and recent reductions in corrugated medium prices in the U.S. The midpoint of the Company's guidance reflects a 25.5 percent effective tax rate.

Full-year 2020 operating cash flow and free cash flow guidance remain unchanged and are expected to be in a range of $625 million to $645 million and $250 million and $270 million, respectively. Also, as previously reported, the Company's 2020 cash flow outlook excludes a potential pre-tax contribution of between $125 million and $175 million related to terminating and annuitizing the Company's U.S. defined pension plan, which should occur in late 2020 or early 2021. The Company further estimates that a non-cash settlement charge of between $550 million to $600 million would occur at certain points in the pension termination process.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, potential changes to the Company's effective tax rate, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s 2019 results and 2020 outlook, Coker said, "2019 was an unpredictable year as a slowdown in manufacturing activity impacted our industrial business and our consumer business faced some choppiness as our customers fluctuating order patterns reacted to market uncertainties. In the face of these challenges, we produced solid improvements in operating margin and base earnings by focusing on being excellent at those things we can control. 2020 starts a new decade and a new year with new opportunities. Certainly, there will be some continuing and new market challenges, but there are also opportunities that should allow us to drive steady growth in margins, earnings and free cash flow, while continuing to return value to our shareholders. Sonoco is focused on building our business to meet the market changes that consumers are driving, which in turn drive the
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business of our customers. Growth in healthcare, convenience and demand for more sustainable packaging form the basis of our business and product strategy. By defining our strategy based on market dynamics and continuing to focus on driving improvement in our key industrial and consumer businesses, we are differentiating ourselves from our competitors and defining our next decade."

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 3088504. The archived call will be available through February 23, 2020. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2020 as well as being included in Barron's 100 Most Sustainable Companies. For more information, visit www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs, including the impact of potential changes in tariffs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; expected impact and costs of resolution of legal proceedings; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; expected impact of implementation of new accounting pronouncements; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
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•availability and pricing of raw materials, energy and transportation, including the potential impact of changes in tariffs, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to attract and retain talented and qualified employees, managers and executives;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•ability to attract and retain talented and qualified employees, managers and executives;
•ability to improve margins and leverage cash flows and financial position;
•fluctuations in interest rates and our borrowing costs;
•continued strength of our paperboard-based tubes and cores and composite can operations;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in interest rates and our borrowing costs;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;
•challenges and assessments from tax authorities resulting from differences in interpretation of tax laws including income, sales and use, property, value added, employment and other taxes;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•ability to maintain effective internal controls over financial reporting;
•liability for and anticipated costs of resolution of legal proceedings;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
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•failure or disruptions in our information technologies;
•failure of third party transportation providers to deliver our products to our customers or to deliver raw materials to us;
•substantially lower than normal crop yields;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;
•international, national and local economic and market conditions and levels of unemployment;
•anticipated impact on our operations of Brexit; and
•economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, www.sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Net sales	$1,308,850	$1,355,616	$5,374,207	$5,390,938
Cost of sales	1,061,963	1,101,308	4,316,378	4,349,932
Gross profit	246,887	254,308	1,057,829	1,041,006
Selling, general and administrative expenses	135,771	148,832	530,867	563,306
Restructuring/Asset impairment charges	29,238	11,380	59,880	40,071
Operating Profit	81,878	94,096	467,082	437,629
Non-operating pension costs	5,912	744	24,713	941
Net interest expense	15,510	15,173	61,603	58,157
Income before income taxes	60,456	78,179	380,766	378,531
Provision for income taxes	16,056	3,034	93,269	75,008
Income before equity in earnings of affiliates	44,400	75,145	287,497	303,523
Equity in earnings of affiliates, net of tax	931	2,204	5,171	11,216
Net income	45,331	77,349	292,668	314,739
Net loss/(income) attributable to noncontrolling interests	(432)	329	(883)	(1,179)
Net income attributable to Sonoco	$44,899	$77,678	$291,785	$313,560

Weighted average common shares outstanding – diluted	101,325	101,082	101,176	101,016

Diluted earnings per common share	$.44	$.77	$2.88	$3.10
Dividends per common share	$.43	$.41	$1.70	$1.62

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net sales
Consumer Packaging	$559,552	$573,931	$2,333,386	$2,359,999
Display and Packaging	136,722	141,227	554,125	592,309
Paper and Industrial Converted Products	491,545	512,415	1,974,739	1,910,953
Protective Solutions	121,031	128,043	511,957	527,677
Consolidated	$1,308,850	$1,355,616	$5,374,207	$5,390,938

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$46,615	$43,733	$228,416	$224,505
Display and Packaging	6,467	8,426	27,723	13,291
Paper and Industrial Converted Products	50,009	55,893	219,052	211,122
Protective Solutions	10,939	8,163	50,201	42,902
Restructuring/Asset impairment charges	(29,238)	(11,380)	(59,880)	(40,071)
Other, net	(2,914)	(10,739)	1,570	(14,120)
Consolidated	$81,878	$94,096	$467,082	$437,629

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Twelve Months Ended
	December 31, 2019	December 31, 2018
Net income	$292,668	$314,739
Asset impairment charges/losses on disposition of assets	25,772	14,429
Depreciation, depletion and amortization	238,618	236,245
(Gain)/Loss on adjustment of environmental reserve	(10,675)	—
Pension and postretirement plan contributions, net of non-cash expense	(178,493)	9,512
Changes in working capital	36,863	27,663
Changes in tax accounts	10,757	(28,434)
Other operating activity	10,340	15,744
Net cash provided by operating activities	425,850	589,898

Purchase of property, plant and equipment, net	(181,320)	(168,286)
Cost of acquisitions, net of cash acquired	(298,380)	(277,177)
Net debt borrowings/(repayments)	267,261	(58,377)
Cash dividends	(170,253)	(161,434)
Other, including effects of exchange rates on cash	(18,264)	(59,147)

Net increase/(decrease) in cash and cash equivalents	24,894	(134,523)
Cash and cash equivalents at beginning of period	$120,389	$254,912
Cash and cash equivalents at end of period	$145,283	$120,389

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$145,283	$120,389
Trade accounts receivable, net of allowances	698,149	737,420
Other receivables	113,754	111,915
Inventories	503,808	493,764
Prepaid expenses and deferred income taxes	60,202	55,784
	1,521,196	1,519,272
Property, plant and equipment, net	1,286,842	1,233,821
Goodwill	1,429,346	1,309,167
Other intangible assets, net	388,292	352,037
Other assets	500,613	169,168
	$5,126,289	$4,583,465
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$904,878	$878,969
Notes payable and current portion of long-term debt	488,234	195,445
Income taxes payable	11,380	8,516
	1,404,492	1,082,930
Long-term debt, net of current portion	1,193,135	1,189,717
Pension and other postretirement benefits	304,798	374,419
Deferred income taxes and other	408,159	164,121
Total equity	1,815,705	1,772,278
	$5,126,289	$4,583,465

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Sonoco Reports Fourth-Quarter and Full-Year 2019 Results - Page 11

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, non-operating pension costs, environmental charges, acquisition costs, gains and losses on dispositions of businesses, excess insurance recoveries, certain income tax related events and other items, if any, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. First-quarter and full-year 2020 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Fourth-Quarter and Full-Year 2019 Results - Page 12

		Non-GAAP Adjustments
Three Months Ended December 31, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Operating profit	$81,878	$29,238	$2,914	$—	$114,030
Non-operating pension costs	5,912	—	—	(5,912)	—
Interest expense, net	15,510	—	—	—	15,510
Income before income taxes	60,456	29,238	2,914	5,912	98,520
Provision for income taxes	16,056	7,770	115	(1,120)	22,821
Income before equity in earnings of affiliates	44,400	21,468	2,799	7,032	75,699
Equity in earnings of affiliates, net of taxes	931	—	—	—	931
Net income	45,331	21,468	2,799	7,032	76,630
Net (income) attributable to noncontrolling interests	(432)	207	—	—	(225)
Net income attributable to Sonoco	$44,899	$21,675	$2,799	$7,032	$76,405

Per Diluted Share*	$.44	$.21	$.03	$.07	$.75
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended December 31, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(4)	Base

Operating profit	94,096	11,380	10,409	330	116,215
Non-operating pension costs	744	—	—	(744)	—
Interest expense, net	15,173	—	—	—	15,173
Income before income taxes	78,179	11,380	10,409	1,074	101,042
Provision for income taxes	3,034	2,842	51	12,183	18,110
Income before equity in earnings of affiliates	75,145	8,538	10,358	(11,109)	82,932
Equity in earnings of affiliates, net of taxes	2,204	—	—	—	2,204
Net income	77,349	8,538	10,358	(11,109)	85,136
Net (income) attributable to noncontrolling interests	329	(143)	—	—	186
Net income attributable to Sonoco	$77,678	$8,395	$10,358	$(11,109)	$85,322

Per Diluted Share*	$.77	$.08	$.10	$(.11)	$.84
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Additionally, 2019 includes asset impairment charges totaling $15,061 related to specific product lines that were taken when the Company determined that the book value of the assets related to these specific products were greater than their expected discounted future cash flows related to the assets.

(2) Includes costs related to acquisitions and potential acquisitions.

(3) Primarily non-operating pension expenses.

(4) Primarily the release of a valuation allowance and other non-base tax adjustments totaling a benefit of $11,892.

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Sonoco Reports Fourth-Quarter and Full-Year 2019 Results - Page 13

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(3)	Base

Operating profit	467,082	59,880	8,429	(9,999)	525,392
Non-operating pension costs	24,713	—	—	(24,713)	—
Interest expense, net	61,603	—	—	—	61,603
Income before income taxes	380,766	59,880	8,429	14,714	463,789
Provision for income taxes	93,269	15,520	1,147	994	110,930
Income before equity in earnings of affiliates	287,497	44,360	7,282	13,720	352,859
Equity in earnings of affiliates, net of taxes	5,171	—	—	—	5,171
Net income	292,668	44,360	7,282	13,720	358,030
Net (income) attributable to noncontrolling interests	(883)	51	—	—	(832)
Net income attributable to Sonoco	$291,785	$44,411	$7,282	$13,720	$357,198

Per Diluted Share*	$2.88	$0.44	$0.07	$0.14	$3.53

*Due to rounding individual items may not sum across		Non-GAAP Adjustments
Twelve Months Ended December 31, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Acquisition Related Costs(2)	Other Adjustments(4)	Base

Operating profit	437,629	40,071	14,446	(326)	491,820
Non-operating pension costs	941			(941)	—
Interest expense, net	58,157	—	—	—	58,157
Income before income taxes	378,531	40,071	14,446	615	433,663
Provision for income taxes	75,008	10,038	115	17,723	102,884
Income before equity in earnings of affiliates	303,523	30,033	14,331	(17,108)	330,779
Equity in earnings of affiliates, net of taxes	11,216	—	—	—	11,216
Net income	314,739	30,033	14,331	(17,108)	341,995
Net (income) attributable to noncontrolling interests	(1,179)	(191)	—	—	(1,370)
Net income attributable to Sonoco	$313,560	$29,842	$14,331	$(17,108)	$340,625

Per Diluted Share*	$3.10	$0.30	$0.14	$(0.17)	$3.37

*Due to rounding individual items may not sum across
(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Additionally, 2019 includes asset impairment charges totaling $15,061 related to specific product lines that were taken when the Company determined that the book value of the assets related to these specific products were greater than their expected discounted future cash flows related to the assets.

(2) Includes costs related to acquisitions and potential acquisitions.

(3) Primarily the gain related to the release of an environmental reserve and non-operating pension costs.

(4) Primarily the release of a valuation allowance and other non-base tax adjustments totaling a net benefit of approximately $17,434.

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Sonoco Reports Fourth-Quarter and Full-Year 2019 Results - Page 14

	Twelve Months Ended
	Estimated Low End	Estimated High End	Actual	Actual
FREE CASH FLOW*	December 31, 2020	December 31, 2020	December 31, 2019	December 31, 2018

Net cash provided by operating activities	$625,000	$645,000	$425,850	$589,898
Purchase of property, plant and equipment, net	(195,000)	(195,000)	(181,320)	(168,286)
Cash dividends	(180,000)	(180,000)	(170,253)	(161,434)
Free Cash Flow	$250,000	$270,000	$74,277	$260,178
* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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